Exhibit 99.1

NEWS RELEASE
LINN ENERGY ANNOUNCES ACQUISITION OF ANTRIM SHALE PROPERTIES
IN MICHIGAN FOR $330 MILLION, PUBLIC OFFERING OF UNITS AND
AMENDED FIVE-YEAR $1.5 BILLION CREDIT FACILITY
Houston, March 22, 2010 - LINN Energy, LLC (NASDAQ: LINE) announced today that the Company signed a definitive purchase agreement on March 21, 2010, to acquire natural gas properties in the Antrim Shale of northern Michigan from HighMount Exploration & Production LLC for a contract price of $330 million, subject to closing conditions. The Company anticipates that the acquisition will close on or before April 30, 2010.
“We believe that the activity level of the acquisition market has dramatically increased in recent months. We expect the robust acquisition market to accelerate throughout the remainder of 2010, and the transactions we announced today will position us to capture opportunities as they become available,” said Mark E. Ellis, President and Chief Executive Officer of LINN Energy.”
Attractive Characteristics of Antrim Shale Assets
•	Current net production of approximately 30 MMcfe/d (approximately 99 percent natural gas)

•	Proved reserves of more than 266 Bcfe (85 percent proved developed)

•	Reserve life of approximately 24 years

•	Low decline rate of approximately 6 percent

•	1,350 operated wells

•	Approximately 300 proved low-risk drilling and optimization opportunities
Mr. Ellis added, “The Antrim Shale properties are excellent additions to our asset base, with a low decline rate and current production of approximately 30 million cubic feet of natural gas per day. These properties also offer upside potential through low-risk drilling and optimization opportunities. Combining these quality assets with our high rate-of-return horizontal drilling program in the Granite Wash area and oil-focused projects in the Permian Basin balances our portfolio of opportunities moving forward. In addition, the equity offering and credit facility amendment announced today will provide us with the financial flexibility to continue pursuing growth through acquisitions.”
PUBLIC OFFERING
To partially fund the acquisition, LINN Energy is extending a public offering of 12,000,000 units of its limited liability company interests pursuant to an effective shelf registration statement on Form S-3ASR filed with the Securities and Exchange Commission. In connection with the offering, LINN Energy has granted the underwriters a 30-day option to purchase up to an additional 1,800,000 units.
CREDIT FACILITY
LINN Energy also announced that it has received commitments to amend its revolving credit facility. The amendment will provide a $1.5 billion facility with a $1.5 billion borrowing base and extends the maturity to March 2015, subject to final documentation. The covenants will be substantially unchanged from the prior facility. The administrative agent for the secured revolving credit facility will be BNP Paribas, and

Royal Bank of Canada will serve as the syndication agent. Barclays, Credit Agricole CIB, Citi and The Royal Bank of Scotland plc will serve as co-documentation agents.
Barclays Capital, RBC Capital Markets Corporation, Citi, UBS and Wells Fargo Securities will act as joint book-running managers for the public offering of 12,000,000 units of limited liability company interests. A copy of the prospectus supplement and the base prospectus relating to the offering may be obtained from:
Barclays Capital
c/o Broadridge, Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Phone: (888) 603-5847
Email: Barclaysprospectus@broadridge.com
Citi
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Phone: (800) 831-9146
Email: batprospectusdept@citi.com
RBC Capital Markets Corporation
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Attention: Equity Syndicate
Phone: (212) 428-6670
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, NY 10171
Toll free: (888) 827-7275
Wells Fargo Securities
375 Park Avenue
New York, NY 10152
Attn: Equity Syndicate Dept.
Phone: (800) 326-5897
Email: equity.syndicate@wachovia.com
This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the toll-free numbers listed above.
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about the Company’s plans to complete a public offering of 12,000,000 units of its limited liability company interests, acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas development company, with approximately 1.7 Tcfe of proved reserves in producing U.S. basins as of year-end 2009.

CONTACTS:	Investors: LINN Energy, LLC Clay Jeansonne, Vice President — Investor Relations 281-840-4193
Media: LINN Energy, LLC Paula Beasley, Manager, Public Affairs & Communications 281-840-4183